UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 22, 2012

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9540 South Maroon Circle, Suite 200, Englewood, CO	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 922-6463

_______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders was held at the Skybridge Conference Room at The Crowne Plaza Hotel, Billings, Montana, on May 22, 2012. As of the close of business on the record date for the meeting, which was March 26, 2012, there were 13,899,965 shares of common stock and 639,840 depositary shares outstanding and entitled to vote at the meeting. Each share of common stock and each depositary share was entitled to one vote per share. The final voting results for each of the proposals submitted to a vote of Company stockholders at the Annual Meeting are set forth below.

1.	Proposal for the election of six directors to the Board of Directors to serve for a one-year term. The following directors were elected based on the votes listed below:

Nominee	For	Withheld	Broker Non-Vote
Keith E. Alessi	5,351,521	287,401	8,370,738
Michael R. D’Appolonia	5,417,331	221,591	8,370,738
Gail E. Hamilton	5,356,933	281,989	8,370,738
Richard M. Klingaman	5,381,183	257,739	8,370,738
Jan B. Packwood	5,377,655	261,267	8,370,738
Robert C. Scharp	5,415,466	223,456	8,370,738

2.
Proposal for an advisory vote on executive compensation. The proposal passed on a vote of 5,481,846 in favor, which represented 97.21% of the votes cast on this proposal, 145,125 against, 11,951 abstentions, and 8,370,738 broker non-votes.

3.
Proposal to approve the amendments to the Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors.  The proposal passed on a vote of 5,471,294 in favor, which represented 97.02% of the votes cast on this proposal, 155,553 against, 12,075 abstentions, and 8,370,738 broker non-votes.

4.
Proposal for the ratification of the appointment by the Audit Committee of Ernst & Young LLP as principal independent auditor for fiscal year 2012. The proposal passed on a vote of 13,977,514 in favor, 18,380 against and 13,766 abstentions.

In light of the stockholder vote in 2011, the Company has determined that it will hold a non-binding advisory vote to approve the Company’s compensation of its named executive officers as disclosed in its annual meeting proxy statement (a “say-on-pay vote”) every year until it next holds a non-binding stockholder advisory vote on the frequency with which the Company should hold future say-on-pay votes, which vote will appear in the 2014 proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: May 23, 2012	By:	/s/ Jennifer S. Grafton
Jennifer S. Grafton General Counsel and Secretary